EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following contains forward-looking statements. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “plans” and similar terms. These statements reflect only our current expectations. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy, the trends in our industry and the benefits of the Empi acquisition, as described below. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements. These forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give you no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement.

      On August 8, 2004, Encore Medical Corporation, along with a wholly owned subsidiary, entered into a merger agreement with Empi, Inc., certain of Empi’s principal shareholders and a representative for Empi’s equity holders, providing for the acquisition by Encore of Empi, which we refer to as the Empi acquisition. Upon consummation of the Empi acquisition, a wholly owned subsidiary of the Encore Medical IHC, Inc (the “Issuer”), which is itself a wholly owned subsidiary of Encore, will merge with and into Empi and Empi will survive as a wholly owned subsidiary of the Issuer. Encore will pay to Empi’s shareholders consideration of eight million shares of Encore’s common stock and approximately $171.6 million (assuming Empi’s net debt at the time of closing is $153.4 million), subject to adjustment. We expect to use proceeds of a $165.0 million offering of senior subordinated notes due 2012, $150.0 million of term loan borrowings under a new senior secured credit facility and available cash to pay the cash portion of the merger consideration, to repay substantially all of Encore’s and Empi’s debt at the time of closing and to pay fees and expenses in connection with these transactions.

      The accompanying unaudited pro forma condensed combined financial statements give effect to the following transactions, which we refer to collectively as the Transactions:

•	the payment of $171.6 million in cash and eight million shares of Encore common stock by Encore to Empi’s shareholders;

•	the merger of a wholly owned subsidiary of the Issuer with and into Empi;

•	the issuance by the Issuer of $165.0 million principal amount of senior subordinated notes;

•	the entering into by the Issuer of a new senior secured credit facility, which is expected to consist of a term loan facility of $150.0 million and a revolving credit facility of $30.0 million. At the closing of the debt offering we will borrow $150.0 million under the term loan facility and it is expected that the revolving credit facility will remain undrawn at the closing of the Transactions; and

•	concurrently with the closing of the Empi acquisition, Encore will repay substantially all of Empi’s outstanding funded debt, including all indebtedness under Empi’s senior secured credit facility. At June 30, 2004, Empi’s senior secured credit facility had borrowings of approximately $159.6 million. In addition, Encore intends to repay $5.0 million of its existing indebtedness at the closing of the Transactions.

      It is anticipated that a closing tax benefit will be generated upon completion of the Empi acquisition. Following closing, Encore shall file such claims and, as additional Empi acquisition consideration, shall pay to the shareholders of Empi, on a pro rata basis, the lesser of $6.0 million or the full amount of any such granted refunded taxes. This contingent consideration has not been included within the estimate of the purchase price within the pro forma adjustments. Upon resolution of the contingency, any additional amounts paid to the Empi shareholders would increase goodwill accordingly.

      The unaudited pro forma condensed combined balance sheet as of July 3, 2004 gives effect to the Transactions as if the Transactions had occurred on July 3, 2004. The unaudited pro forma condensed combined statements of operations have been adjusted to give effect to the Transactions as if the Transactions had occurred on January 1, 2003.

      The unaudited pro forma condensed combined balance sheet as of July 3, 2004 has been derived from Encore’s unaudited condensed consolidated balance sheet as of July 3, 2004 and Empi’s unaudited condensed consolidated balance sheet as of June 30, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 has been derived from Encore’s audited consolidated statement of operations and Empi’s audited consolidated statement of operations for the year ended December 31, 2003. The unaudited pro forma condensed combined statement of operations for the six months ended July 3, 2004 has been derived from Encore’s unaudited condensed consolidated statement of operations for the six months ended July 3, 2004 and Empi’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2004.

      The unaudited pro forma combined financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Transactions occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma combined financial information reflects our preliminary estimates of the allocation of the purchase price for the acquisition of Empi and is subject to change. The final allocation of the purchase price for the acquisition of Empi will be determined after completion of the acquisition and will be based on the actual purchase price, the net tangible and intangible assets acquired and liabilities assumed.

ENCORE MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 3, 2004
(in thousands)

					Pro Forma
	Encore	Empi	Adjustments		Total

ASSETS

Cash, cash equivalents and short term investments	$40,830	$10,417	$(36,584	)(a)	$14,663

Accounts receivable, net	15,041	35,601	(136	)(b)	50,506

Inventories, net	33,574	14,799	(71	)(c)	48,302

Deferred tax assets	2,736	4,837	—		7,573

Prepaid expenses and other current assets	2,285	1,716	—		4,001

Total current assets	94,466	67,370	(36,791)		125,045

Property and equipment, net	12,192	12,908	—		25,100

Goodwill	18,146	28,464	254,083	(d)	300,693

Intangible assets, net	14,416	173	29,827	(e)	44,416

Other assets	429	4,771	6,604	(f)	11,804

Total assets	$139,649	$113,686	$253,723		$507,058

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$910	$42	$—		$952

Accounts payable	4,117	6,335	(136	)(b)	10,316

Accrued expenses	6,475	10,318	—		16,793

Other current liabilities	—	2,699	—		2,699

Total current liabilities	11,502	19,394	(136)		30,760

Long-term debt, net of current portion	5,382	160,605	150,412	(g)	316,399

Deferred tax liability	5,077	1,503	—		6,580

Other non-current liabilities	540	—	—		540

Total liabilities	22,501	181,502	150,276		354,279

Minority interest	—	618	—		618

Stockholders’ equity

Common stock	43	62	(54	)(h)	51

Additional paid-in capital	118,439	(132,428)	167,508	(h)	153,519

Notes received for sale of common stock	(948)	(985)	985	(h)	(948)

Retained earnings	1,261	59,686	(59,761	)(h)	1,186

Other comprehensive income	—	5,231	(5,231	)(h)	—

Repurchased stock, warrants and rights	(1,647)	—	—		(1,647)

Total stockholders’ equity	117,148	(68,434)	103,447		152,161

Total liabilities, minority interest and stockholders’ equity	$139,649	$113,686	$253,723		$507,058

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ENCORE MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003
(dollars in thousands, except per share data)

					Pro Forma
	Encore	Empi	Adjustments		Total

Sales	$108,059	$150,525	$(2,156	)(i)	$256,428

Cost of sales	54,287	51,946	(2,101	)(i)	104,132

Gross margin	53,772	98,579	(55)		152,296

Operating expenses:

Selling, general and administrative	39,535	58,831	3,296	(j)	101,662

Research and development	5,022	2,409	—		7,431

Recapitalization expense	—	5,408	—		5,408

Total operating expenses	44,557	66,648	3,296		114,501

Income from operations	9,215	31,931	(3,351)		37,795

Interest income	142	164	—		306

Interest expense	(5,305)	(7,994)	(17,516	)(k)	(30,815)

Early extinguishment of debt	(7,674)	—	—		(7,674)

Other, net	139	(2,511)	—		(2,372)

Income (loss) before income taxes	(3,483)	21,590	(20,867)		(2,760)

Provision (benefit) for income taxes	(966)	8,180	(7,783	)(l)	(569)

Minority interest	—	127	—		127

Net income (loss)	$(2,517)	$13,283	$(13,084)		$(2,318)

Loss per share:

Basic	$(0.12)				$(0.08)

Diluted	$(0.12)				$(0.08)

Shares used:

Basic	20,848		8,000	(h)	28,848

Diluted	20,848		8,000	(h)	28,848

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ENCORE MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 3, 2004
(dollars in thousands, except per share data)

	Encore	Empi			Pro Forma
	July 3, 2004	June 30, 2004	Adjustments		Total

Sales	$60,340	$79,729	$(1,510	)(m)	$138,559

Cost of sales	29,326	28,656	(1,439	)(m)	56,543

Gross margin	31,014	51,073	(71)		82,016

Operating expenses:

Selling, general and administrative	22,313	32,070	1,652	(n)	56,035

Research and development	3,404	1,262	—		4,666

Total operating expenses	25,717	33,332	1,652		60,701

Income from operations	5,297	17,741	(1,723)		21,315

Interest income	246	17	—		263

Interest expense	(365)	(4,048)	(8,648	)(o)	(13,061)

Other, net	(26)	(243)	—		(269)

Income before income taxes	5,152	13,467	(10,371)		8,248

Provision for income taxes	1,940	5,032	(3,868	)(p)	3,104

Minority interest	—	85	—		85

Net income	$3,212	$8,350	$(6,503)		$5,059

Earnings per share:

Basic	$0.07				$0.10

Diluted	$0.07				$0.10

Shares used:

Basic	42,847		8,000	(h)	50,847

Diluted	44,313		8,000	(h)	52,313

See accompanying notes to the

unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS
(in thousands, except per share data)

1.	Basis of Presentation

      Encore entered into a merger agreement, dated August 8, 2004, with Empi, Inc., a privately held Minnesota corporation, a merger subsidiary of Encore, certain of Empi’s principal shareholders and a representative of Empi’s equity holders. Under the terms of the merger agreement, the Encore merger subsidiary will merge with and into Empi and Empi will survive as a wholly owned subsidiary of the Issuer. Encore will pay to Empi’s shareholders eight million shares of Encore common stock and cash consideration in an amount equal to $325,000, less the amount of Empi’s transaction costs and debt at closing, plus Empi’s cash and cash equivalents at closing, subject to adjustment based upon the change in net working capital at the time of closing. The cash portion of the merger consideration will be financed by available cash, the net proceeds of the offering of senior subordinated notes and from borrowings under a term loan of a new senior credit facility to be entered into on the closing of this offering.

      The accompanying unaudited pro forma condensed combined balance sheet of Encore Medical Corporation as of July 3, 2004 gives effect to the Transactions as if the Transactions had occurred on that date.

      The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the six months ended July 3, 2004 gives effect to the Transactions as if the Transactions had occurred on January 1, 2003.

      The unaudited pro forma financial information gives effect to the acquisition using the purchase method of accounting. The pro forma adjustments described in these notes to the unaudited pro forma condensed combined financial statements are based upon preliminary available information and upon certain assumptions made by management of Encore. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are preliminary and subject to revision. Any such revision could be material.

2.	Preliminary Purchase Price

      The unaudited pro forma condensed combined financial statements reflect an estimated total purchase price of approximately $365,888, consisting of cash payments of $325,000 (including repayment of $159,588 of Empi debt), the fair value of Encore shares to be issued of $35,088, and estimated direct acquisition costs of $5,800. The net purchase price to be paid to existing Empi shareholders was estimated to be approximately $206,685, consisting of estimated cash to be paid to Empi’s shareholders of $171,597, and the fair value of Encore shares to be issued of $35,088.

      Net cash consideration to be paid to Empi shareholders was determined as follows:

Total cash to be paid	$325,000

Less: Estimated Empi debt	(160,647)

Less: Estimated Empi transaction costs	(4,549)

Plus: Estimated Empi cash on hand as of June 30, 2004	10,417

Plus: Repayment of Empi employee notes receivable (including $391 of interest)	1,376

Net cash to be paid to Empi shareholders	$171,597

      The preliminary fair value of the Encore common stock to be issued of $35,088 was determined to be $4.39 per share based upon the average closing price of Encore’s common stock on the Nasdaq National Market for the period from two days before to two days after the announcement of the Empi acquisition, pursuant to generally accepted accounting principles.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (continued)
(in thousands, except per share data)

      The final purchase price is dependent on the amount of Empi’s cash and cash equivalents, the balance owing on Empi’s funded debt, actual transaction costs incurred by Empi, and the amount of Empi’s net working capital at closing. The final purchase price will be determined upon completion of the acquisition.

3.	Preliminary Purchase Price Allocation

      Under the purchase method of accounting, the total estimated purchase price will be allocated to the acquired tangible and identifiable intangible assets and the assumed liabilities of Empi based upon their estimated fair values as of the date of completion of the merger. The following represents the preliminary allocation of the aggregate purchase price as of July 3, 2004:

Current assets	$61,431

Tangible and other noncurrent assets	13,383

Liabilities assumed	(21,473)

Identifiable intangible assets	30,000

Goodwill	282,547

Total estimated purchase price	$365,888

      The net tangible assets were valued at their respective carrying amounts as management believes that these amounts will materially approximate their current fair values. A final determination of these fair values, which cannot be made prior to the completion of the Empi acquisition, may differ materially from preliminary estimates and will include management’s consideration of a final valuation prepared by independent valuation specialists. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

      Additionally, for pro forma purposes, we have estimated that the acquired intangible assets, consisting of Empi’s patents, trademarks, software and customer-based relationships, contracts, distribution networks and the third-party billing system will have an estimated fair value of $30,000. The identifiable intangible assets are expected to have a weighted-average useful life of nine years. The actual fair value of acquired assets, including identifiable intangible assets, and liabilities assumed, as well as the weighted-average useful life of identifiable intangible assets, may vary from the preliminary estimates.

      Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

4.	Pro Forma Adjustments

      The pro forma adjustments to the unaudited pro forma condensed combined financial statements are as follows:

Pro Forma Balance Sheet as of July 3, 2004

      (a)     The pro forma adjustment to cash was determined as follows:

Sources of Cash

New senior credit facility	$150,000

Senior subordinated notes	165,000

Repayment of Empi notes receivable (including $391 of interest)	1,376

Total sources of cash	$316,376

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (continued)
(in thousands, except per share data)

Uses of Cash

Cash portion of Empi acquisition consideration	$171,597

Repayment of Empi funded debt	159,588

Repayment of Encore funded debt	5,000

Prepayment penalty	75

Acquisition costs(1)	5,800

Debt issuance costs	10,900

Total uses of cash	$352,960

Pro forma adjustment to cash	$(36,584)

(1)	Included in the acquisition costs of $5,800 is a one-time fee in the amount of $1,000 to be paid immediately following the closing of the acquisition to Galen Advisors LLC, a significant stockholder of Encore, pursuant to the terms of a consulting agreement whereby Galen Advisors has agreed to assist us in identifying, negotiating, and consummating strategic acquisitions.

      (b)     The pro forma adjustment to accounts payable and accounts receivable eliminates the balances between Encore and Empi.

      (c)     The pro forma adjustment to inventory reflects the elimination of profit from inventory on hand relating to purchases between Encore and Empi.

      (d)     The pro forma adjustment to goodwill reflects the elimination of Empi goodwill of $28,464 and the addition of $282,547 of goodwill associated with the Transactions.

      (e)     The pro forma adjustment to intangible assets reflects the elimination of existing Empi intangible assets of $173 and the addition of $30,000 of identifiable intangible assets acquired in connection with the Transactions.

      (f)     The pro forma adjustment to other assets reflects the $10,900 of estimated debt issuance costs related to the Transactions, the write-off of $3,905 of debt issuance costs relating to Empi debt to be repaid, and the elimination of $391 of interest receivable to be repaid by existing Empi shareholders along with the notes receivable payments.

      (g)     The pro forma adjustment to long-term debt was determined as follows:

Term loan borrowings under new senior credit facility	$150,000

Senior subordinated notes offered hereby	165,000

Repayment of Empi funded debt	(159,588)

Repayment of Encore funded debt	(5,000)

Adjustment to long-term debt	$150,412

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (continued)
(in thousands, except per share data)

      (h)     The pro forma adjustments to stockholders’ equity were determined as follows:

		Additional	Notes Received		Other
	Common	Paid-In	for Sale of	Retained	Comprehensive
	Stock	Capital	Common Stock	Earnings	Income

Issuance of 8,000 shares of Encore stock	$8	$35,080	$—	$—	$—

Elimination of Empi historical equity accounts	(62)	132,428	—	(59,686)	(5,231)

Write-off of Empi debt issuance costs ($3,905)	—	—	—	—	—

Payment of notes receivable	—	—	985	—	—
Loss on early extinguishment of

Encore debt	—	—	—	(75)	—

Total pro forma adjustments	$(54)	$167,508	$985	$(59,761)	$(5,231)

Pro Forma Statement of Operations for the Year Ended December 31, 2003

      (i)     The pro forma adjustment to sales and cost of sales reflects the elimination of sales transactions between Encore and Empi. The adjustment also eliminates profit from inventory relating to these sales.

      (j)     The pro forma adjustment to selling, general and administrative expense reflects the addition of one year of amortization totaling $3,333 relating to intangible assets acquired in the Transactions estimated to have an expected life of nine years, and the elimination of $37 of amortization of Empi intangible assets that were written off.

      (k)     The pro forma adjustment to interest expense was determined as follows:

Elimination of interest from Empi funded debt	(7,959)

Elimination of three months’ interest from Encore funded debt	(87)

Interest on new senior credit facility	7,515

Interest on senior subordinated notes	16,088

Amortization of debt issuance costs	1,959

Total pro forma adjustment to interest expense	$17,516

      Pro forma interest expense includes approximately $5,301 of Encore interest expense relating to debt which it repaid in August 2003. Pro forma cash interest expense for the new senior credit facility and the senior subordinated notes, which will comprise substantially all of the debt outstanding at closing, is estimated to be $23,603, for a twelve-month period.

      For each 1% change in interest rate on the new senior credit facility and senior subordinated notes, interest expense would change by $1,500 and $1,650, respectively.

      (l)     The pro forma adjustment to provision (benefit) for income taxes reflects the pro forma tax effect of the above adjustments at an estimated statutory tax rate of 37.3%.

Pro Forma Statement of Operations for the Six Months Ended July 3, 2004

      (m)     The pro forma adjustment to sales and cost of goods sold reflects the elimination of sales transactions between Encore and Empi. The adjustment also eliminates profit from inventory relating to these sales.

      (n)     The pro forma adjustment to selling, general and administrative expense reflects the addition of six months of amortization totaling $1,667 relating to intangible assets acquired in the Transactions estimated to

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (continued)
(in thousands, except per share data)

have an effective life of nine years and the elimination of $15 of amortization of Empi intangible assets that were written off.

      (o)     The pro forma adjustment to interest expense was determined as follows:

Elimination of interest from Empi funded debt	$(3,960)

Elimination of interest from Encore funded debt	(193)

Interest on new senior credit facility	3,757

Interest on senior subordinated notes	8,044

Amortization of debt issuance costs	1,000

Total pro forma adjustment to interest expense	$8,648

      Pro forma cash interest expense for the new senior credit facility and the senior subordinated notes, which will comprise substantially all of the debt outstanding at closing, is estimated to be $11,801 for a six-month period.

      For each 1% change in interest rate on the new senior credit facility and senior subordinated notes, interest expense would change by $750 and $825, respectively.

      (p)     The pro forma adjustment to provision for income taxes reflects the pro forma tax effect of the above adjustments at an estimated statutory tax rate of 37.3%.

Supplemental Unaudited Pro Forma Combined Financial Data

     The following table sets forth supplemental unaudited pro forma combined financial data for Encore Medical Corporation and Empi, Inc. as a combined company for the year ended December 31, 2003 and the six month period ended July 3, 2004, giving effect to the Transactions as if they had occurred on January 1, 2003 and after giving effect to the pro forma adjustments and estimates and assumptions included in “Unaudited Pro Forma Condensed Combined Financial Information” above, which you should read in its entirety.

	Pro Forma	Pro Forma
	Year Ended	Six Months Ended
	December 31, 2003	July 3, 2004
	(unaudited)
	(dollars in thousands)
Other Financial Data:
Depreciation and amortization	$11,548	$5,970
Capital expenditures	6,752	4,692
Ratio of earnings to fixed charges(1)	—	1.61x

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) before provision (benefit) for income taxes plus fixed charges and (b) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of rent expense deemed by management to represent the interest component of rent expense. For the year ended December 31, 2003, on a pro forma basis after giving effect to the Transactions, earnings were insufficient to cover fixed charges by $3.0 million for 2003.